Exhibit 21

Subsidiaries of Mobile Mini, Inc.

As of December 31, 2014

Name of Subsidiary	Jurisdiction of Incorporation/ Formation	Parent	Percent Ownership
Mobile Storage Group, Inc.	Delaware	Mobile Mini, Inc.	100%
Mobile Mini I, Inc.	Arizona	Mobile Mini, Inc.	100%
Mobile Mini Dealer, Inc.	Arizona	Mobile Mini, Inc.	100%
Mobile Mini, LLC	California	Mobile Mini, Inc.	100%
Mobile Mini, LLC	Delaware	Mobile Mini, Inc.	100%
A Royal Wolf Portable Storage, Inc.	California	Mobile Mini, Inc.	100%
Mobile Mini UK Holdings Ltd.	United Kingdom	Mobile Mini, Inc.	100%
Mobile Mini Canada ULC	Canada	Mobile Mini, Inc.	100%
A Better Mobile Storage Company	California	Mobile Storage Group, Inc.	100%
MSG Investments, Inc.	California	Mobile Storage Group, Inc.	100%
Mobile Mini Finance, LLC	Delaware	MSG Investments, Inc.	100%
Mobile Storage UK Finance LP	United Kingdom	Mobile Mini Finance, LLC.	99%
		Mobile Storage Group, Inc.	1%
MSG MMI (Texas) L.P.	Texas	Mobile Storage Group, Inc.	99%
		MSG Investments, Inc.	1%
Temporary Mobile Storage, Inc.	California	A Royal Wolf Portable Storage, Inc.	100%
Ravenstock MSG Ltd.	United Kingdom	Mobile Mini UK Holdings Ltd.	100%
Mobile Mini UK Ltd.	United Kingdom	Mobile Mini UK Holdings Ltd.	100%
Mobile Storage (UK) Ltd.	United Kingdom	Ravenstock MSG Ltd.	100%
Ravenstock Tam (Hire) Ltd.	United Kingdom	Ravenstock MSG Ltd.	100%
Sbox Storage, LLC	Delaware	Mobile Mini, Inc.	100%
Gulf Tanks Holdings, Inc.	Delaware	Mobile Mini, Inc.	100%
Evergreen Tank Solutions, Inc.	Delaware	Gulf Tank Holdings, Inc.	100%
Water Movers, Inc.	Arizona	Evergreen Tank Solutions, Inc.	100%
Water Movers Contracting, LLC	Arizona	Water Movers, Inc.	100%